Artisan Partners Asset Management Inc. Reports March 2022 Assets Under Management
Milwaukee, WI - April 11, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of March 31, 2022 totaled $159.6 billion. Artisan Funds and Artisan Global Funds accounted for $76.8 billion of total firm AUM, while separate accounts and other AUM1 accounted for $82.8 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of March 31, 2022 - ($ Millions)
Growth Team
Global Opportunities	$23,468
Global Discovery	2,061
U.S. Mid-Cap Growth	14,451
U.S. Small-Cap Growth	4,628
Global Equity Team
Global Equity	2,385
Non-U.S. Growth	17,446
Non-U.S. Small-Mid Growth	8,220
China Post-Venture	199
U.S. Value Team
Value Equity	4,135
U.S. Mid-Cap Value	3,741
Value Income	10
International Value Team
International Value	32,556
International Explorer[3]	25
Global Value Team
Global Value	25,663
Select Equity	410
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,026
Credit Team
High Income	7,888
Credit Opportunities	128
Floating Rate	51
Developing World Team
Developing World	6,197
Antero Peak Group
Antero Peak	3,803
Antero Peak Hedge	1,121
EMsights Capital Group
Global Unconstrained	10

Total Firm Assets Under Management ("AUM")	$159,622

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $87 million
3 Effective March 30, 2022, the International Small Cap Value strategy was renamed the International Explorer strategy.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.